EXHIBIT 99.1

Momenta Pharmaceuticals Reports Financial Results for the Fourth Quarter of 2006 and Announces 2007 Goals

CAMBRIDGE, Mass., Feb. 13, 2007 (PRIME NEWSWIRE) -- Momenta Pharmaceuticals, Inc. (Nasdaq:MNTA), a biotechnology company specializing in the characterization and engineering of complex drugs, today reported its financial results for the fourth quarter and year ended December 31, 2006. The Company also announced program goals for 2007.

For the fourth quarter of 2006, the Company reported a net loss of $16.0 million, compared with a net loss of $7.3 million for the same period last year. For the year ended December 31, 2006, the Company reported a net loss of $51.9 million compared with a net loss of $21.7 million for the same period last year. At December 31, 2006, the Company had cash, cash equivalents, and marketable securities of $191.3 million, compared with $156.3 million at December 31, 2005.

"We believe that 2007 has the potential to become a transformational year for Momenta," said Craig A. Wheeler, President and Chief Executive Officer of Momenta. "In particular, we have the opportunity to realize two important milestones as we progress towards the launch of M-Enoxaparin in the U.S., including the possibility of a final resolution of the key '618 and reissue patent on Lovenox(r), as well as the potential for an FDA action on the ANDA for M-Enoxaparin."

"During 2006, we made significant strides in advancing our development projects to next milestones and broadening our product pipeline," continued Mr. Wheeler. "This includes, among others, managing the ANDA review process for M-Enoxaparin, advancing our M356 program, and initiating Phase I clinical studies for M118. In addition, our second significant collaboration with Sandoz partnered M-Enoxaparin in the E.U. and M356 globally, and added two follow-on proteins to our diverse pipeline."

Corporate Goals for 2007

Momenta also announced the following corporate goals for 2007:

 * Advance the commercial readiness of the M-Enoxaparin program
 * Complete the Phase I clinical studies for M118 intravenous injection
 * Commence the Phase II clinical program for M118 during the second half of 2007
 * Advance M356 generic candidate towards FDA filing
 * Advance its glycoprotein characterization capabilities
 * Define a broader research strategy for building its NCE pipeline

"Over 2007 we look forward to demonstrating progress and reaching milestones for key programs which will increase the value of the pipeline beyond M-Enoxaparin to include complex generics, follow-on proteins and novel compounds," commented Steven B. Brugger, Senior Vice President, Strategic Business Operations of Momenta.

Financial Results

Revenue for the fourth quarter of 2006 was $4.0 million, compared to $3.3 million for the same period last year. For the year ended December 31, 2006, revenue was $16.0 million, compared to $13.0 million for the same period last year. The increase in revenue in both periods was a result of increased reimbursable expenditures associated with preparing for the potential commercial launch of M-Enoxaparin in the U.S. Revenue in all periods was earned under the Company's 2003 collaboration agreement with Sandoz N.V. and Sandoz Inc., affiliates of Novartis AG, for M-Enoxaparin, a technology-enabled generic version of the low molecular weight heparin drug Lovenox.

Research and development expenses for the fourth quarter of 2006 were $13.3 million, compared to $7.5 million for the same period last year. For the year ended December 31, 2006, research and development expenses were $46.9 million, compared to $23.7 million for the same period last year. The increase in research and development expenses in both periods was primarily due to increased manufacturing and third-party research costs, headcount-related expenses, including an increase in stock-based compensation, and increased lab and facilities costs.

General and administrative expenses for the fourth quarter of 2006 totaled $9.2 million, compared with $4.6 million for the same period last year. For the year ended December 31, 2006, general and administrative expenses were $28.5 million, compared to $14.1 million for the same period last year. The increase in general and administrative expenses in both periods was primarily due to increased headcount-related expenses, including an increase in stock-based compensation primarily due to the implementation of SFAS 123R, and increased professional fees and other legal expenses.

Conference Call Information

Management will host a conference call on Tuesday, February 13, 2007 at 10:00 am EST to discuss these results and provide an update on the Company. To access the call, please dial 866-831-6270 (domestic) or 617-213-8858 (international) prior to the scheduled conference call time and provide the access code 26582976. A replay of the call will be available approximately two hours after the call and will be accessible through February 20, 2007. To access the replay, please dial 888-286-8010 (domestic) or 617-801-6888 (international) and provide the access code 39244003.

A live audio webcast of the call will be available on the "Investors" section of the Company's website, www.momentapharma.com. Please go to the site at least 15 minutes prior to the call in order to register, download, and install any necessary software. An archived version of the webcast will be posted on the Momenta website approximately two hours after the call and will be available through March 13, 2007.

About Momenta

Momenta Pharmaceuticals is a biotechnology company specializing in the detailed characterization and engineering of complex drugs. Momenta is applying its technology to create technology-enabled generic versions of sugar-based and other complex drug products, develop improved versions of existing drugs, and discover novel drugs and new biological processes. The Company's most advanced product candidate is M-Enoxaparin, a technology-enabled generic version of Lovenox(r). Momenta's first novel drug candidate is M118, a rationally engineered anticoagulant specifically designed for acute coronary syndromes. The Company is developing other novel drug candidates through its discovery effort focused on understanding sugar-based biological processes. Momenta was founded in 2001 based on technology initially developed at Massachusetts Institute of Technology and is headquartered in Cambridge, MA.

To receive additional information about Momenta, please visit the website at www.momentapharma.com, which does not form a part of this press release.

Forward-Looking Statements

Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including statements relating to the Company's revenue, expenses and other results of operations, including the fourth quarter and year ended December 31, 2006, regulatory filings, current and future development efforts, commercialization efforts, collaborations, product pipeline and goals for 2007, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by terminology such as "anticipate," "believe," "could," "could increase the likelihood," "hope," "target," "project," "goals," "potential," "predict," "might," "estimate," "expect," "intend," "is planned," "may," "should," "will," "will enable," "would be expected," "look forward," "may provide," "would" or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors referred to in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 filed with the Securities and Exchange Commission under the section "Risk Factors," as well as other documents that may be filed by Momenta from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Momenta is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Our logo, trademarks, and service marks are the property of Momenta Pharmaceuticals, Inc. All other trade names, trademarks, or service marks are property of their respective owners.

                  MOMENTA PHARMACEUTICALS, INC.
               Unaudited Condensed Balance Sheets
                         (in thousands)

                                                  Dec. 31,    Dec. 31,
                                                    2006        2005
                                                  --------    --------

                    Assets
 Cash and marketable securities                   $191,265    $156,254
 Restricted cash                                     4,685       1,778
 Other assets                                       20,435      13,069
                                                  --------    --------
   Total assets                                   $216,385    $171,101
                                                  ========    ========
         Liabilities and Stockholders' Equity
 Current liabilities                              $ 12,762    $  7,739
 Other liabilities                                  21,032       3,207
 Stockholders' equity                              182,591     160,155
                                                  --------    --------
   Total liabilities and stockholders' equity     $216,385    $171,101
                                                  ========    ========

                  MOMENTA PHARMACEUTICALS, INC.
           Unaudited Condensed Statement of Operations
            (in thousands, except per share amounts)

                              Three Months Ended       Year Ended
                                December  31,          December 31,
                             -------------------   -------------------
                               2006       2005       2006       2005
                             --------   --------   --------   --------

 Collaboration revenue       $  4,038   $  3,275   $ 15,999   $ 13,011
 Operating expenses:
 Research and development*     13,316      7,504     46,916     23,710
 General and administrative*    9,196      4,560     28,466     14,059
                             --------   --------   --------   --------
 Total operating expenses      22,512     12,064     75,382     37,769
                             --------   --------   --------   --------
 Loss from operations         (18,474)    (8,789)   (59,383)   (24,758)
 Other income, net              2,491      1,478      7,470      3,096
                             --------   --------   --------   --------
 Net loss attributable to
  common stockholders        $(15,983)  $ (7,311)  $(51,913)  $(21,662)
                             --------   --------   --------   --------
 Basic and diluted net
  loss per share
  attributable to common
  stockholders               $  (0.45)  $  (0.24)  $  (1.62)  $  (0.79)
                             --------   --------   --------   --------
 Shares used in computing
  basic and diluted net
  loss per share
  attributable to common
  stockholders                 35,518     30,341     32,103     27,283
                             --------   --------   --------   --------

 *Includes stock-based
  compensation of the
  following:
 Research and development    $  1,289   $    232   $  4,367   $    634
 General and administrative     2,673        552      7,035      1,659
                             --------   --------   --------   --------
 Total stock-based
  compensation               $  3,962   $    784   $ 11,402   $  2,293
                             --------   --------   --------   --------

CONTACT:  Momenta Pharmaceuticals, Inc.
          Michael A. Lawless
          617-395-5189